Exhibit 10.9

ANNALY CAPITAL MANAGEMENT, INC.

Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of February 12, 2020 is between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and Glenn Votek (the “Participant”), and governs the Restricted Stock Units granted by the Company to the Participant in accordance with and subject to the provisions of the Annaly Capital Management, Inc. 2010 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.    Grant of RSUs. Effective as of February 11, 2020 (the “Date of Grant”), the Company granted the Participant a total of 100,100 RSUs in accordance with the Plan and subject to the terms and conditions set forth in the Plan and this Agreement. Each RSU represents the right to receive a Share upon settlement of the vested RSUs as set forth herein.

2.    Grant of Dividend Equivalent Rights. Effective as of the Date of Grant, the Company also granted the Participant Dividend Equivalent Rights in accordance with the Plan and subject to the terms and conditions set forth in the Plan and this Agreement. The Dividend Equivalent Rights entitle the Participant to be credited with additional RSUs (the “Additional RSUs”) with respect to cash dividends (other than extraordinary cash dividends) paid on Shares during the period beginning on the Date of Grant and ending on the earlier of the date that the vested RSUs and vested Additional RSUs are settled in accordance with Section 4 of this Agreement or the date that the RSUs and Additional RSUs are forfeited in accordance with Section 3 of this Agreement. On each date that cash dividends (other than extraordinary cash dividends) are paid on Shares, the Participant shall be credited with Additional RSUs as follows: The cash dividend per Share shall be multiplied by the number of RSUs and Additional RSUs outstanding and credited to the Participant on the dividend payment date and the resulting product shall be divided by the Fair Market Value on the dividend payment date. Each Additional RSU represents the right to receive a Share upon settlement of the vested Additional RSUs as set forth herein.

3.    Vesting. The Participant’s interest in the RSUs shall become vested and nonforfeitable to the extent provided in paragraphs (a), (b), (c), (d) and (e) below.

(a) Continued Employment. The Participant’s interest in all of the RSUs granted to the Participant shall become vested and nonforfeitable on the date that the Board appoints a permanent, i.e., non-interim Chief Executive Officer of the Company if the Participant continues to serve as the Company’s interim Chief Executive Officer and President from the Date of Grant until such date.

(b) Change in Control. The Participant’s interest in all of the RSUs granted to the Participant (if not sooner vested), shall become vested and nonforfeitable on the date of a Change in Control if the Participant continues to serve as the Company’s interim Chief Executive Officer and President from the Date of Grant until such date.

(c) Death or Disability. The Participant’s interest in all of the RSUs granted to the Participant (if not sooner vested), shall become vested and nonforfeitable on the date that the Participant’s service as the Company’s interim Chief Executive Officer and President ends if (i) such service ends on account of the Participant’s death or because the Participant has a total and permanent disability within the meaning of Section 22(e)(3) of the Code and (ii) the Participant continues to serve as the Company’s interim Chief Executive Officer and President from the Date of Grant until the date such service ends on account of the Participant’s death or total and permanent disability.

(d)    Removal Without Cause. The Participant’s interest in all of the RSUs granted to the Participant (if not sooner vested), shall become vested and nontransferable on the date that the Participant ceases to be the Company’s interim Chief Executive Officer and President if (i) the Board removes him from office as the Company’s interim Chief Executive Officer or President or both without Cause (and not on account of the Participant’s death or total and permanent disability or the Board’s appointment of a permanent, i.e., non-interim Chief Executive Officer or President of the Company) and (ii) the Participant continues to serve as the Company’s interim Chief Executive Officer and President from the Date of Grant until such date. For purposes of this Agreement, the term “Cause” means (i) the Participant’s willful failure to substantially perform the duties of the Company’s interim Chief Executive Officer and President; (ii) the Participant’s willful violation of any material law or regulation relating to the Participant’s service as the Company’s interim Chief Executive Officer and President; (iii) acts or omissions constituting willful or reckless misconduct on the part of the Participant in respect of his fiduciary or equivalent statutory obligations to the Company in his capacity as the Company’s interim Chief Executive Officer and President which is materially and demonstrably injurious to the Company; (iv) the Participant’s willful violation of written policies of the Company or Annaly Management Company LLC (the “Manager”) prohibiting discrimination or harassment; (v) the Participant’s willful, repeated and material violations of any other written policy of the Company or the Manager; (vi) the Participant’s willful refusal to follow a lawful instruction of the Board or the Manager; or (vii) the Participant’s pleading guilty or “no contest” to, or being convicted or, a felony involving theft, fraud or embezzlement in connection with the assets of the Company or a felony involving sexual misconduct. No act or failure to act shall be considered “willful” if the Participant acts or fails to act in good faith and with a responsible belief that his action or failure to act was in the best interests of the Company. It shall be a condition precedent to the Board’s right to remove the Participant from office for Cause that, if the grounds asserted as Cause are susceptible to cure or remedy, the Participant shall be given a period of thirty days from the date of written notice of removal for Cause (describing the grounds asserted as Cause) to cure or remedy the grounds asserted as Cause and answer such circumstances for removal in person at a meeting of the Board. For the avoidance of doubt, in the case of clause (vii) the Participant may be removed from office as the Company’s interim Chief Executive Officer and President immediately without any advance written notice.

(e)    Resignation With Good Reason. The Participant’s interest in all of the RSUs granted to the Participant (if not sooner vested) shall become vested and nonforfeitable on the date that the Participant ceases to be the Company’s interim Chief Executive Officer and President if (i) the Participant resigns from office as the Company’s interim Chief Executive

Officer and President with Good Reason and (ii) the Participant continues to serve as the Company’s interim Chief Executive Officer and President from the Date of Grant until such date. For purposes of this Agreement, the term “Good Reason” means (i) a materially significant diminishment by the Board in the Participant’s duties, authorities or responsibilities as the Company’s interim Chief Executive Officer and President (other than on account of the Board’s appointment of a permanent, i.e., non-interim Chief Executive Officer or President of the Company); (ii) the relocation by the Company or the Participant’s principal place of service more than sixty miles from New York, New York; or (iii) a material reduction in the Participant’s compensation for service as the Company’s interim Chief Executive Officer and President. It shall be a condition precedent to the Participant’s right to resign from office for Good Reason that the Participant shall have given written notice to the Company of resignation from office with Good Reason (describing the grounds asserted as Good Reason) and the Company shall have failed to cure such grounds, within a thirty day period after the Company’s receipt of such written notice.

The Participant’s interest in the Additional RSUs shall become vested and nonforfeitable on the date, and to the extent that, the underlying RSUs in respect of which the Additional RSUs were credited, become vested and nonforfeitable.

Except as provided in this Section 3, any RSUs and Additional RSUs that are not vested and nonforfeitable on or before the date that the Participant ceases to serve as the Company’s interim Chief Executive Officer and President shall be forfeited on the date that such service ends.

4.    Settlement. Except as provided in Section 5, RSUs and Additional RSUs that become vested and nonforfeitable shall be settled by the issuance of an equal number of Shares. The issuance shall be made no later than thirty days after the date of vesting; provided that any RSUs and Additional RSUs outstanding on the date of a Change in Control shall be settled on the date of the Change in Control. Notwithstanding the preceding sentence, if the issuance of Shares under this Agreement (i) constitutes “deferred compensation” that is subject to Section 409A of the Code and (ii) is payable on account of a termination of employment, then such issuance shall be made within thirty days after the Participant’s “separation from service” (as defined for purposes of Section 409A of the Code) or, if required in order to avoid a violation of Section 409A of the Code, on the date that is six months after the Participant’s separation from service. A fractional Share will not be issued but will instead be disregarded.

Upon any vesting of RSUs and Additional RSUs, the Committee reserves the right to issue to the Participant, in full satisfaction of the delivery of Shares, a single cash payment equal to the Fair Market Value of Shares on the day preceding the date of payment or a combination of Shares and cash payment based on the Fair Market Value on the day preceding the date of payment. References in this Agreement to Shares issuable in connection with the RSUs and Additional RSUs will include the potential issuance of its cash equivalent pursuant to such right.

5.    Section 280G of the Code. Notwithstanding any other provision of this Agreement, the number of Shares that may be issued under this Agreement and the amount of any payment that may be made under this Agreement is subject to reduction in accordance with, and to the extent provided by, this Section 5.

(a) If the issuance of Shares or a payment under this Agreement, together with any other payment or compensation payable to the Participant under another plan, agreement or otherwise (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount if and only if the Accounting Firm determines that the reduction will provide the Participant with a greater net after-tax benefit than the Participant would realize without any reduction. No reduction shall be made and the Participant will be entitled to receive all of the Payments, unless the reduction would provide the Participant with a greater net after-tax benefit.

(b) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of all Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(c) If any Payments are reduced under this Section 5, then the Payments shall be reduced on a nondiscretionary basis in such a way to minimize the reduction in economic value deliverable to the Participant. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(d) All determinations under this Section 5 shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Participant immediately prior to any Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Participant within ten days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5 shall be borne solely by the Company.

6.    Transferability. The RSUs and Additional RSUs cannot be transferred except by will or the laws of descent and distribution.

7.    Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to the RSUs and Additional RSUs until, and then to the extent that, Shares are issued in settlement of the RSUs and Additional RSUs. Upon the issuance of Shares in settlement of the RSUs and Additional RSUs, the Participant shall have all the rights of a shareholder of the Company with respect to those Shares, including the right to vote the Shares and to receive all dividends on the Shares.

8.    No Right to Continued Employment or Service. This Agreement and the grant of the RSUs and Dividend Equivalent Rights does not give the Participant any rights with respect to continued employment by, or service to, the Company, the Manager or an Affiliate. This Agreement and the grant of the RSUs and Dividend Equivalent Rights shall not interfere with the right of the Company, the Manager or an Affiliate to terminate the Participant’s employment or service.

9.    Governing Law. This Agreement shall be governed by the laws of the State of New York except to the extent that New York law would require the application of the laws of another state.

10.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

11.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

12.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

13.    Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original document and all counterparts shall constitute a single document.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

/s/ Glenn Votek
Glenn Votek

ANNALY CAPITAL MANAGEMENT, INC.

/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors